EXHIBIT 99(c)


                               PHARMOS CORPORATION

                 COMPENSATION AND STOCK OPTION COMMITTEE CHARTER

                                  FEBRUARY 2004


         Set forth below is the charter for the Compensation and Stock Option Committee (the "Committee") of the board of directors (the "board") of Pharmos Corporation (the "Company").

1. General Purpose. The general purpose of the Committee is to aid the board in discharging its responsibilities relating to the oversight of executive officer compensation.

2.    Specific Responsibilities

      2.1. The Committee shall:

           o review and approve corporate goals and objectives relevant to the compensation of the CEO and, to the extent it deems appropriate, other executive officers;

           o   determine and approve the compensation of the CEO;

           o review and approve, or make recommendations to the board with respect to, the compensation of the Company's other executive officers;

           o review and approve, or make recommendations to the board with respect to, any incentive-compensation plan or equity-based plan for the benefit of executive officers, including but not limited to, specific grants of stock options or other equity-based benefits for such executive officers;

           o administer any incentive-compensation plan or equity-based plan for the benefit of executive officers;

           o review and approve, or make recommendations to the board with respect to, management's proposals relating to changes in base compensation, amounts of annual or special bonus payments, stock option grants or other equity-based benefits for employees or consultants who are not executive officers, as such proposals relate either to a group of such employees or consultants, taken as a whole, or as they relate to specific individuals.

           o review and approve the compensation committee report on executive compensation that is required in the Company's annual proxy statement.

      2.2. In evaluating CEO compensation, the Committee should consider: (i) the CEO's performance in light of the Company's goals and objectives relevant to such executive's compensation, (ii) competitive market data relevant to executive compensation and (iii) such other factors as the Committee deems appropriate. In addition, when evaluating the long-term incentive component of CEO compensation, the Committee should consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEO's at comparable companies, and the awards given to the Company's CEO in past years.

      2.3. In evaluating the compensation of executive officers other than the CEO, the Committee should consider the recommendation of the CEO and such other factors as the Committee deems appropriate (including, without limitation, the factors enumerated in subsection 2.2 that the Committee deems appropriate).

3.    Authority to Retain Advisors



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      3.1.  The Committee has sole authority to: (i) retain compensation consultants to advise with respect to director or executive officer compensation, (ii) approve the fees and other retention terms of such consultants and (iii) terminate the retention of any such consultant.

      3.2. The Committee may also retain such other advisors as it deems necessary or appropriate.

      3.3. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee.

4.    Composition and Operation of the Committee

      4.1. The Committee shall be comprised of two or more directors appointed by the board. Each member of the Committee must be "independent" within the meaning of the rules of the Nasdaq Stock Market. The Committee may appoint one member to serve as Chairman of the Committee.

      4.2. Any member of the Committee may be removed by the board, with or without cause, at any time.

      4.3. At all meetings of the Committee, a majority of the entire Committee shall be necessary and sufficient to constitute a quorum for the transaction of business.

      4.4. The vote of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent as provided in the Company's by-laws or applicable Nevada law.

      4.5. The Committee may hold meetings, both regular and special, either within or without the State of Nevada. Regular meetings of the Committee may be held without notice at such time and at such place as may from time to time be determined by the Committee. Special meetings of the Committee may be called by any member of the Committee or by the Chairman of the Board. Notice for Committee meetings, when required, shall be given in the same manner as notice for a board meeting.

      4.6. Meetings of the Committee shall be presided over by the Chairman of the Committee, if any, or in the absence of a Chairman by a chairman chosen at the meeting.

      4.7. The Committee shall conduct a self-evaluation at least annually to determine whether (i) it is functioning effectively in accordance with this Charter and (ii) whether any amendments to this Charter should be proposed to the board.

      4.8.  The Committee shall record minutes of each of its meetings.

      4.9. The Committee shall make regular reports to the board on its activities. These reports may be made orally or in writing or by providing copies of relevant minutes.

      4.10. The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of members of the Committee. The requirements for action by a subcommittee shall, except as otherwise provided by act of the Committee, be the same as applicable to the Committee.



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